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                      October 24, 2022

       Kedar Upadhye
       Chief Financial Officer
       ReNew Energy Global plc
       c/o Vistra (UK) Ltd
       3rd floor, 11-12 St James's Square
       London SWIY 4LB, United Kingdom

                                                        Re: ReNew Energy Global
plc
                                                            Form 20-F for the
Fiscal Year ended March 31, 2022
                                                            Filed July 25, 2022
                                                            File No. 001-40752

       Dear Kedar Upadhye:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation